Amendment No. 1 to
PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                                       Dated January 13, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due September 2001

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due September 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:        Pound Sterling13,000,000

INTEREST ACCRUAL DATE:   January 17, 1997

INTEREST PAYMENT DATES:  Each March 17, June 17, September 17 and December
                         17, commencing March 17, 1997 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

REDEMPTION PERCENTAGE
  AT MATURITY:           100.00%

INITIAL REDEMPTION DATE: N/A

CALCULATION AGENT:       The Chase Manhattan Bank (London Branch)

SPECIFIED CURRENCY:      U.K. Sterling

INITIAL REDEMPTION
  PERCENTAGE:            N/A

PAYING AGENT:            The Chase Manhattan Bank (London Branch)

BASE RATE:               LIBOR

ANNUAL REDEMPTION
  PERCENTAGE REDUCTION:  N/A

INDEX CURRENCY:          U.K. Sterling

INDEX MATURITY:          3 months

OPTIONAL REPAYMENT
  DATE(S):               N/A

TOTAL AMOUNT OF OID:     None

SPREAD (PLUS OR MINUS):  Plus 0.15% per annum

MATURITY DATE:           September 17, 2001; provided that if such day is not
                         a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

INITIAL INTEREST RATE:   To be determined on the date of issuance based on 2
                         month LIBOR.

INITIAL INTEREST
  RESET DATE:            March 17, 1997; provided that if such day is not
                         a Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                         Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.

REPORTING SERVICE:       TELERATE 3750

ORIGINAL YIELD TO
  MATURITY:              N/A

ALTERNATE RATE EVENT
  SPREAD:                N/A

INITIAL ACCRUAL
  PERIOD OID:            N/A

INTEREST PAYMENT PERIOD: Quarterly

SETTLEMENT AND ISSUE
  DATE:                  January 17, 1997

MAXIMUM INTEREST RATE:   N/A

INTEREST RESET PERIODS:  The period from and including an Interest Reset
                         Date to but excluding the immediately succeeding Interest Reset Date.

ISSUE PRICE:             100%

MINIMUM INTEREST RATE:   N/A

INTEREST RESET DATES:    Each Interest Payment Date

DENOMINATIONS:           Pound Sterling 500,000

SPREAD MULTIPLIER:       N/A

COMMON CODE:             7286724

ISIN:                    XS0072867244

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 International